Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made between Workstream Inc., a Canadian corporation (the “Company”), and Steve Purello (“Executive”).

Recitals

WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated as of December 6, 2007, as subsequently amended (the “Employment Agreement”); and

WHEREAS, effective November 2, 2009 (the “Termination Date”), Executive resigned as President and Chief Executive Officer of the Company and terminated his employment with the Company pursuant to Section 9.1.1 of the Employment Agreement, and the Company has accepted such termination.

NOW, THEREFORE, in consideration of the mutual promises and commitments made herein, and intending to be legally bound hereby, Executive and the Company agree as follows:

1.  Executive’s employment with the Company terminated effective as of the Termination Date.  Executive acknowledges and agrees that he has received all compensation, reimbursements and other benefits to which he is entitled through the Termination Date.

2.  In consideration of Executive’s agreements herein, and in full satisfaction of any salary, bonus, severance or other payments to which Executive would otherwise be entitled under the Employment Agreement or otherwise, the Company agrees to pay Executive his annual salary of $200,000 for 12 months following the date hereof, less normal withholdings (the “Severance Pay”).  Executive acknowledges and agrees that he will not be entitled to any other payments from the Company other than the Severance Pay.  The Severance Pay will be paid out in accordance with the Company’s regular payroll schedule.  These payments will not be made unless Executive returns this signed Agreement and will not be made or begin until the expiration of the seven (7) day revocation period set forth below, provided this revocation period has expired without Executive revoking this Agreement.  These payments are not compensation for past services rendered.  Executive will be permitted to retain any Restricted Stock Units in the Company that were previously granted to him and which have not otherwise expired.  Executive agrees to waive and forfeit any and all rights he may have to any stock options in the Company, whether vested or unvested.

3.  By offering Executive the opportunity to enter into this Agreement, the Company does not admit that it has any liability to Executive arising out of or in any manner relating to Executive’s employment or separation from employment. The Company expressly denies that it has any such liability. Accordingly, this Agreement should not be treated or construed as an admission of liability by the Company of any kind or nature whatsoever.

4.  Executive agrees to keep confidential and not disclose the underlying facts leading up to this Agreement, except to his attorneys, accountants and members of his immediate family.

5.  Executive agrees to cooperate with and to respond promptly to the Company’s reasonable requests for information relating to Executive’s job duties with the Company.

6.  Executive agrees to return to the Company any and all property of the Company, including but not limited to letters, memoranda, records, reports, notes, notebooks, books of account, data, prints, plans, specifications, formulae and correspondence or copies of the same (including any electronically stored copies), information or property in his possession or control about or relating to the Company, its past and present parents, subsidiaries, divisions and related and affiliated organizations, and their respective past and present employees, clients, visitors, and business operations.

7.  Executive hereby releases and forever discharges the Company and its past and present parents, subsidiaries, divisions and related and affiliated organizations, and their respective officers, members, shareholders, directors, attorneys, agents, servants and employees and their successors, heirs and assigns from all actions, claims, debts, accounts, controversies, sums of money, contracts, promises, agreements, judgments, demands, and liabilities of any kind or nature whatsoever in law, in equity, or otherwise, whether known or unknown, whether asserted or unasserted, including without limitation any and all claims for employment discrimination, wrongful discharge, compensation, benefits, bonuses, incentives, expenses, options, wages, severance pay, vacation pay, fringe benefits, or other monies or accountings, including punitive damages, liquidated damages, exemplary damages, or compensatory damages, physical, mental, or emotional distress, pain and suffering, back pay, front pay, costs, and attorneys’ fees, and any other legal or equitable relief, and further including without limitation any and all rights and claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended, or claims relating to Executive’s employment or separation from employment with the Company or any other cause, reason, matter, or thing whatsoever arising up until the date of Executive’s execution of this Agreement, except that this release does not extend to amounts owed under this Agreement, claims for vested employee benefits under the Employee Retirement Income Security Act, or other non-waivable claims.

8.  Executive acknowledges and affirms his continuing obligations pursuant to Sections 7 of the Employment Agreement, and further acknowledges that compliance with such provisions of the Employment Agreement is a condition of his continuing right to receive the Severance Pay.  Executive agrees that, should Executive breach such provisions of the Employment Agreement, and should the Company cease making payments of the Severance Pay, any portion of the Severance Pay which has been paid to Executive pursuant to this Agreement shall be sufficient consideration to support Executive’s release(s) given in this Agreement.

9.  Each of Executive and the Company agrees not to, directly or indirectly, slander, libel or otherwise disparage or make any false statements or take any action which is, or is intended to, be detrimental to the other party hereto, its business or reputation.

10.    Executive agrees that he will not file, or permit to be filed in his name or on his behalf, any lawsuit in court against any of the persons or entities released in this Agreement, based upon any act or event which occurred on or before his execution of this Agreement.  Executive further agrees that, although he may file a charge with the Equal Employment Opportunity Commission, should any charge, lawsuit, complaint or other claim be filed in his name or on his behalf with the Equal Employment Opportunity Commission or with any other administrative agency or organization, or in any other forum, against any of the persons or entities released herein, based upon any act or event which occurred on or before the effective date of this Agreement, he will not seek or accept any personal relief based upon such charge, lawsuit, complaint or other claim, including but not limited to an award of monetary damages or reinstatement to his employment with the Company.

11.    Executive hereby represents and acknowledges to the Company that (a) the Company has advised Executive in writing to consult with an attorney of his choosing and he has had the opportunity to so before signing this Agreement; (b) Executive has had the right to consider whether to sign this Agreement for up to 21 days after his receipt of it, although he need not take the entire 21-day period to consider whether to sign it; (c) Executive has seven (7) days after signing this Agreement in which to revoke it by delivering a written notice of such revocation to Workstream Inc., 485 N. Keller Road, Suite 500, Maitland, Florida 32751, Attention: Director of Human Resources; and (d) the consideration provided Executive under this Agreement is sufficient to support the releases provided by him under this Agreement and is greater than Executive would be entitled to receive if he did not sign this Agreement. Executive understands that the Company regards the representations made by him as material and that the Company is relying on these representations in entering into this Agreement.  Executive acknowledges and agrees that the Company’s obligation to make payments or provide other benefits under this Agreement will not commence until the period for revocation has passed and this Agreement becomes irrevocable by Executive.

12.    Other than with respect to Sections 7 of the Employment Agreement as set forth in Paragraph 8 hereof, this Agreement states the whole agreement between the parties as to its terms and supersedes all other agreements, offers, representations, negotiations or discussions with respect to such subject matters.  Any changes to this Agreement must be in writing and initialed or signed by both parties.  Executive understands and acknowledges that in deciding whether to sign this Agreement, he is not relying on any promises, statements or representations, oral or written, other than those that are set forth expressly in this Agreement.

13.    The Company and Executive agree that, to the full extent permissible by law, the terms of this Agreement shall be interpreted under and consistent with the laws of the State of Florida and federal law and that to the full extent provided by law the federal and/or state courts within Florida shall have jurisdiction over any claims arising out of this Agreement.

14.    If any court of competent jurisdiction shall hold invalid any part of this Agreement, then the court making such determination shall have the right to modify this Agreement and in its reduced form this Agreement shall be enforceable to the fullest extent permitted by law.  If any provision of this Agreement is held to be invalid or unenforceable, such provision shall be severed from this Agreement and the remaining provisions shall remain in full force and effect.  This provision shall be interpreted to give the fullest possible effect to Executive’s release of claims.

15.    Executive declares that he has completely read, fully understands and voluntarily accepts the terms of this Agreement after complete consideration of all facts and legal claims.

[Signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the last date indicated below.

/s/ Steve Purello	Dated:	January 13, 2010
Steve Purello

/s/ Leticia Purello	Dated:	January 13, 2010
WITNESS

WORKSTREAM INC.

By:	/s/ Michael Mullarkey	Dated:	January 13, 2010
Title:

/s/ Ginger Simpson	Dated:	January 13, 2010
WITNESS